EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Howard Root, James Hennen and Gordon Weber, or any of them (with full power to act alone), as the undersigned’s true and lawful attorneys–in–fact and agents, with full powers of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S–3 of Vascular Solutions, Inc., and any or all amendments (including post–effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys–in–fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys–in–fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/Howard Root	Chief Executive Officer and Director	June 7, 2013
Howard Root	(principal executive officer)

/s/ James Hennen	Senior Vice President, Finance,	June 7, 2013
James Hennen	Chief Financial Officer and
Secretary
(principal financial officer)

/s/ Timothy Slayton	Controller	June 7, 2013
Timothy Slayton	(principal accounting officer)

/s/ Martin J. Emerson	Director	June 7, 2013
Martin J. Emerson

/s/ John Erb	Director	June 7, 2013
John Erb

/s/ Richard Kramp	Director	June 7, 2013
Richard Kramp

/s/ Richard Nigon	Director	June 7, 2013
Richard Nigon

/s/ Paul O’Connell	Director	June 7, 2013
Paul O’Connell

/s/ Jorge Saucedo	Director	June 7, 2013
Jorge Saucedo